                                               Filed pursuant to Rule 424(b)(1)
                                               Registration No. 333-20479



PROSPECTUS

                                15,129,183 SHARES

                              CHECKFREE CORPORATION

                                  COMMON STOCK


                      ------------------------------------



         All of the 15,129,183 shares of common stock, $.01 par value (the "Common Stock"), of Checkfree Corporation (the "Company") offered hereby (the "Shares") may be offered for sale from time to time by and for the account of certain stockholders of the Company (collectively, the "Selling Stockholders") as more fully described herein. The Company will not receive any proceeds from the sale of Shares offered hereby by the Selling Stockholders. See "Use of Proceeds," "Selling Stockholders," and "Plan of Distribution."

         The Common Stock is listed on the Nasdaq National Market under the symbol "CKFR." On January 31, 1997, the closing price per share of the Common Stock on the Nasdaq National Market was $14.25.

         This Prospectus relates to the (i) 2,529,183 shares of Common Stock which were originally issued by the Company to the former stockholders of Security APL, Inc. on May 9, 1996 in connection with the consummation of the Company's acquisition of Security APL, Inc.; and (ii) 12,600,000 shares of Common Stock which were originally issued by the Company to Intuit Inc. on January 27, 1997 in connection with the consummation of the Company's acquisition of Intuit Services Corporation. The Selling Stockholders, directly, through agents designated from time to time, or through broker-dealers or underwriters also to be designated, may sell the Shares, jointly or severally, from time to time on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, public offering price, the names of any such agent, broker-dealer, or underwriter and any applicable commission or discount will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). See "Selling Stockholders" and "Plan of Distribution." The Selling Stockholders, jointly and severally, reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made in the manner set forth above.

         The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions in the over-the-counter market, in the Nasdaq National Market, or in privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders and any underwriters, broker-dealers, or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of the Shares by them and any commissions, discounts, or concessions received by any such underwriters, broker-dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 6.


                      ------------------------------------



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                      ------------------------------------


                               February 3, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements, and other information filed by the Company can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the public reference facilities of the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

         The Common Stock is listed on the Nasdaq National Market, and accordingly such reports and other information concerning the Company also should be available for inspection and copying at the offices of the Nasdaq Stock Market, 1735 K. Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission under the Securities Act, and the rules and regulations thereunder, a Registration Statement on Form S-3, as it may be amended (the "Registration Statement"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information contained in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which reference is hereby made. Any statements contained herein or in any document incorporated by reference herein concerning the provisions of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or other document, each such statement being qualified in its entirety by such reference. The Registration Statement (and exhibits thereto) should be available for inspection at the offices of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents previously filed with the Commission by the Company pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act are hereby incorporated herein by reference:

         1. Transition Report on Form 10-K (filed September 27, 1996) and Form 10-K/A No. 1 (filed December 9, 1996) for the six months ended June 30, 1996;

         2. Quarterly Report on Form 10-Q (filed November 12, 1996) and Form 10-Q/A No. 1 (filed December 9, 1996) for the quarter ended September 30, 1996;

         3.       Current Reports on Form 8-K, dated May 9, 1996 (filed May 20,
                  1996), September 15, 1996 (filed September 26, 1996), October 1, 1996, (filed October 9, 1996), November 22, 1996 (filed December 6, 1996), December 16, 1996 (filed December 18,
                  1996), and January 27, 1997 (filed January 27, 1997); Current Report on Form 8-K/A No. 1, dated May 9, 1996 (filed July 22,
                  1996); and Current Report on Form 8-K/A No. 2, dated May 9, 1996 (filed October 11, 1996); and

         4. Proxy Statement for the Special Meeting of Stockholders held on January 27, 1997 (filed on December 23, 1996).

         In addition, the description of the Common Stock which is contained in the Company's Form 8-A (Registration No. 0-26802) filed with the Commission pursuant to Section 12 of the Exchange Act, as the same may be updated in any amendment or report filed for the purpose of updating such description, is hereby incorporated by reference.

         All documents filed by the Company, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company shall promptly furnish, without charge, a copy of any and all of the information that has been incorporated by reference in the Prospectus upon the written or oral request of any potential investor to: Brenda Jones, 4411 East Jones Bridge Road, Norcross, Georgia 30092, (770) 734-3430.

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements contained or incorporated by reference herein and in the exhibits hereto. As used in this Prospectus, "Checkfree" is generally used to indicate Checkfree Corporation prior to its acquisition of Servantis Systems Holdings, Inc. on February 21, 1996 (the "Servantis Acquisition"), prior to its acquisition of Security APL, Inc. on May 9, 1996 (the "Security APL Acquisition"), and prior to its acquisition of Intuit Services Corporation on January 27, 1997 (the "ISC Acquisition") (the Servantis Acquisition, the Security APL Acquisition, and the ISC Acquisition are collectively referred to as the "Acquisitions"). "Servantis" is generally used to indicate Servantis Systems Holdings, Inc. prior to its acquisition by Checkfree, "Security APL" is generally used to indicate Security APL, Inc. prior to its acquisition by Checkfree, "ISC" is generally used to indicate Intuit Services Corporation prior to its acquisition by Checkfree, and the term the "Company" is used to indicate the combined company following the Acquisitions. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

THE COMPANY

         The Company is a leading provider of electronic commerce services, financial application software and related products for financial institutions and businesses and their customers. To maximize the efficiency and effectiveness of its product development and distribution strategies, the Company has established several strategic alliances with companies such as Automatic Data Processing, Inc. ("ADP"), Block Financial Corporation ("Block Financial"), CyberCash, Inc. ("CyberCash"), Electronic Data Systems Corporation ("EDS"), Fiserv, Inc. ("Fiserv"), FiTech, Inc. ("FiTech"), Premiere Communications, Inc. ("Premiere"), Spyglass, Inc. ("Spyglass"), and SPRY, Inc. ("Spry"), an affiliate of CompuServe Corporation ("CompuServe").

         The Acquisitions further Checkfree's strategy of providing an expanding range of convenient, secure and cost-effective electronic commerce services and related products to financial institutions and businesses and their customers. Servantis' experience as a provider of electronic commerce and financial application software and services to financial institutions substantially enhances the Company's presence in the financial institutions market of the electronic commerce industry. Security APL's experience as a vendor of portfolio management and software services to institutional investment managers and investment services to consumers enhances the Company's presence in the consumer and financial institutions market of the electronic commerce industry. ISC's experience as a provider of on-line electronic banking and bill payment processing services to consumers and financial institutions enhances the Company's presence in the consumer and financial institutions market of the electronic commerce industry. The integration of Checkfree's electronic transaction processing and remote delivery technology with Servantis' software products and market presence, Security APL's portfolio management and software service, and ISC's on-line electronic banking and bill payment processing services has created a single vendor of electronic commerce services and related products to an expanded customer base of financial institutions and businesses and their customers.

         Prior to the Servantis Acquisition, Checkfree operated its business in one business segment, the electronic commerce segment. With the Servantis Acquisition, the Company added financial application software as a second business segment. The electronic commerce segment includes electronic home banking, electronic bill payment, automatic accounts receivable collection, electronic accounts payable processing, investment portfolio management services and investment trading and reporting services. These services are primarily directed to financial institutions and businesses and their customers. The financial application software segment includes end-to-end software products for Automated Clearing House ("ACH") processing, account reconciliation, wire transfer, mortgage loan origination and servicing, lease accounting and debt recovery. These products and services are primarily directed to financial institutions and large corporations.

        The Company was incorporated in Ohio in 1981 and reincorporated in Delaware in 1986. The Company has ten direct and indirect wholly owned subsidiaries: Servantis Systems Holdings, Inc., a Delaware corporation; Servantis Systems, Inc., a Georgia corporation; Servantis Services, Inc., a Georgia corporation; Checkfree Software Solutions, Inc., a Delaware corporation; Security APL, Inc., an Illinois corporation; Bow Tie Systems, Inc., an Illinois corporation; Checkfree Services Corporation, a Delaware corporation;
Interactive Solutions Corporation, an Oregon corporation; Checkfree Investment Corporation, a Delaware corporation; and RCM Systems, Inc., a Wisconsin corporation. The Company's principal executive offices are located at 4411 East Jones Bridge Road, Norcross, Georgia 30092 and its telephone number is (770) 441-3387. The Company's Internet address is http://www.checkfree.com.

         THE SERVANTIS ACQUISITION AND SERVANTIS

         On February 21, 1996, Checkfree acquired Servantis for approximately $165.1 million, consisting of the issuance of 5.7 million shares of the Common Stock valued at $20.00 per share and $42.5 million in cash to repay Servantis' long-term debt, in addition to the assumption of $38.3 million of liabilities. Founded in 1971, Servantis is a leading provider of electronic commerce and financial application software and services for businesses and financial institutions (including the 500 largest banks and over 350 mortgage institutions in the United States). Servantis designs, markets, licenses and supports software products for electronic corporate banking, home banking, financial lending, regulatory compliance and document imaging. In addition, Servantis offers software consulting and remote processing services. The Company accounted for the Servantis Acquisition using the purchase method of accounting.

         THE SECURITY APL ACQUISITION AND SECURITY APL

         On May 9, 1996, Checkfree acquired Security APL for approximately $53.3 million, consisting of the issuance of 2.8 million shares of the Common Stock valued at $18.50 per share, and the assumption of $5.5 million of liabilities. Security APL is a leading vendor of portfolio management and software services for institutional investment managers. Security APL has been developing and providing advanced investment analysis systems since it was founded in 1978. Security APL believes that it is the only full-service provider of fully-integrated portfolio management, performance measurement, trading and reporting systems for the investment manager. Security APL's clients include money management firms, bank trust departments, insurance companies and brokerage houses. Security APL added an additional investment information service by establishing its Portfolio Accounting World Wide ("PAWWS") division in August 1994. The PAWWS world-wide web site offers individuals some of the same tools professional money managers have to gather the information they need to make their investment decisions to enter trades and to monitor the status of their investments. Some of the services available through PAWWS include portfolio accounting and allocation, research information provided by various data suppliers, free stock quotes, stock host lists and brokerage services.
The Company accounted for the Security APL Acquisition using the purchase method of accounting.

         THE ISC ACQUISITION AND ISC

         On January 27, 1997, the Company acquired ISC in a transaction for an estimated total transaction consideration of $198.9 million, consisting of the issuance of 12.6 million shares of the Common Stock and the assumption of $1.7 million of ISC liabilities in the merger and the payment of $20.0 million cash to Intuit Inc. ("Intuit") for a connectivity license under a separate services and license agreement under which the Company, ISC and Intuit will cooperate and provide each other mutual services and connectivity rights. Of the $20.0 million payable under the services and license agreement, $10.0 million has been paid and an additional $10.0 million is payable on or about October 1, 1997. The actual cost of the ISC Acquisition will be based upon final determination of an illiquidity discount for the Common Stock issued to Intuit (currently estimated at 25%) and the final value of the liabilities assumed. ISC was incorporated in Delaware on December 22, 1989, under the name "National Payment Clearinghouse, Inc." ISC was acquired by Intuit in July 1994 and later renamed Intuit Services Corporation. ISC was an operations processing facility for Intuit and the on-line products of other companies. ISC's principal business is to provide on-line electronic banking and bill payment processing services (including Intuit's on-line banking and online bill payment services) to approximately 40 financial institutions (including six of the ten largest domestic banks and American Express), their customers, and a variety of merchants. ISC also supports BankNow, an Intuit home banking service that is available on America Online, and banking, bill payment and stock quote services accessible through Microsoft Money. ISC's current operations include data processing and storage, maintenance and development of multiple on-line connections to other entities (including companies other than Intuit), and telephone support for both customer service and technical support. However, to date ISC's services have been marketed to and designed primarily for users of Intuit's Quicken personal finance software program. The Company accounted for the ISC Acquisition using the purchase method of accounting.

         OTHER INFORMATION

         The Common Stock is actively traded in the over-the-counter market under the Nasdaq symbol "CKFR." Since information regarding the Company is readily available to investors, the Commission permits this document to be abbreviated by incorporating information regarding the Company by reference to certain reports and other documents filed with the Commission. See "INFORMATION INCORPORATED BY REFERENCE." Other than as described herein, there have been no material changes in the affairs of the Company since the filing of its Quarterly Report on Form 10-Q/A No. 1 for the quarter ended September 30, 1996, that have not been described in a subsequent report filed with the Commission pursuant to the Exchange Act.

RISK FACTORS

         The Common Stock being offered hereby involves certain risks, including, but not limited to the following: (i) emerging electronic commerce market; security and privacy concerns; (ii) integration of Servantis, Security APL and ISC; (iii) acquisition-related risks; (iv) ISC's financial performance;
(v) intense competition; (vi) management of growth; (vii) dependence on strategic alliances; (viii) potential fluctuations in quarterly results; seasonality; (ix) product defects; (x) rapid technological change; delays; (xi) loss from returned transactions, merchant fraud or erroneous transmissions;
(xii) system failure; (xiii) limited protection of proprietary technology; third party infringement claims; (xiv) dependence on key personnel; lack of employment agreements; (xv) ACH access; termination of MasterCard and Visa registration;
(xvi) customer attrition; (xvii) limited prior market; volatility of stock price; (xviii) control by principal stockholders; (xix) shares eligible for future sale; possible adverse effect on market price; (xx) anti-takeover provisions; certain provisions of Delaware law; certificate of incorporation and by-laws; (xxi) government regulation; and (xxii) future capital needs; uncertainty of additional financing.

         For a fuller discussion of these and other risks affecting the Company and its business, see "RISK FACTORS."

                                  RISK FACTORS

         The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Many of the following important factors discussed below have been discussed in the Company's prior filings with the Securities and Exchange Commission. In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. The following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause the Company's actual consolidated results of operations to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

         Emerging Electronic Commerce Market; Security and Privacy Concerns. The electronic commerce market is a relatively new and growing service industry. If the electronic commerce market fails to grow or grows more slowly than anticipated, or if the Company, despite an investment of significant resources, is unable to adapt to meet changing customer requirements or technological changes in this emerging market or if the Company's services and related products do not maintain a proportionate degree of acceptance in this growing market, the Company's business, operating results and financial condition could be materially adversely affected. Additionally, the security and privacy concerns of existing and potential customers may inhibit the growth of the electronic commerce market in general and the Company's customer base and revenues in particular. Similar to the emergence of the credit card and automated teller machine ("ATM") industries, the Company and other organizations serving the electronic commerce market need to educate users that electronic transactions use encryption technology and other electronic security measures that make electronic transactions more secure than paper-based transactions. While the Company believes that it is utilizing proven applications designed for premium data security and integrity to process electronic transactions, there can be no assurance that the Company's use of such applications will be sufficient to address the changing market conditions or the security and privacy concerns of existing and potential customers.

         Additionally, the Company's growth and acceptance in the electronic commerce market is dependent on its continued growth in its target markets. Although demand for the Company's services and related products continues to grow, there can be no assurance that the Company will be successful in each of its target markets. Accordingly, the Company's inability to grow in any one of these markets could have a material adverse effect on the Company's business, operating results and financial condition.

         Integration of Servantis, Security APL, and ISC. On February 21, 1996, the Company acquired Servantis for approximately $165.1 million, consisting of the issuance of 5.7 million shares of the Common Stock valued at $20.00 per share (approximately 16% of the Company's total shares outstanding following the Servantis Acquisition) and $42.5 million in cash to repay Servantis' long-term debt, in addition to the assumption of $38.3 million in liabilities. In addition, on May 9, 1996, the Company acquired Security APL for approximately $53.3 million, consisting of the issuance of 2.8 million shares of the Common Stock valued at $18.50 per share (approximately 7% of the Company's total shares outstanding following the Security APL Acquisition), and the assumption of $5.5 million of liabilities. Additionally, on January 27, 1997 the Company acquired ISC in a transaction for an estimated total transaction consideration of $198.9 million, consisting of the issuance of 12.6 million shares of the Common Stock (representing approximately 23.2% of the Company's total shares outstanding immediately following the ISC acquisition) and the assumption of $1.7 million of ISC liabilities in the merger and payment of $20.0 million cash to Intuit for a connectivity license under a separate services and license agreement under which the Company, ISC and Intuit will cooperate and provide each other mutual services and connectivity rights. Of the $20.0 million payable under the services and license agreement, $10.0 million has been paid and an additional $10.0 million is payable on or about October 1, 1997. The successful and timely integration of Checkfree, Servantis, Security APL, and ISC is critical to the future financial performance of the Company. The Company currently estimates that the complete integration of the four companies could take several quarters to accomplish. The combination of the four companies will require, among other things, integration of the companies' respective service and product offerings and coordination of their sales and marketing and research and development efforts. While Checkfree, Servantis, Security APL, and ISC have focused on markets which utilize financial transaction processing, record-keeping and information delivery, Checkfree and ISC have to date acted principally as providers of services, whereas Servantis and Security APL have focused on the development and support of software systems and services used by financial institutions. In addition, Servantis had greater revenues than Checkfree for the twelve months ended December 31, 1995, and the absorption of a larger company may present a more substantial integration challenge than the acquisition of a smaller company. There can be no assurance that present and potential customers of the Company will continue their recent buying patterns without regard to the Acquisitions, and any significant delay or reduction in orders could have an adverse effect on the Company's near-term business and results of operations. The diversion of the attention of management created by, and any difficulties encountered in, the integration process could have an adverse impact on the revenues and operating results of the Company. In addition, the process of combining the four organizations could have an adverse effect on any or all of the companies' businesses. The difficulty of combining the four companies may be increased by the need to integrate the personnel of and the geographic distance between the four companies. Changes brought about by the

Acquisitions may result in the loss of key employees of any or all companies. There can be no assurance that the Company will retain the employees it wants to retain or that the Company will realize any of the other anticipated benefits of the Acquisitions. See "RISK FACTORS -- Acquisition Related Risks."

         For transition fiscal 1996, the Company wrote-off $119.4 million of the purchase price for Servantis and Security APL as in-process research and development. In addition, as part of the allocation of the Servantis purchase price, the Company reduced the deferred revenues on the balance sheets of Servantis at the date of the Servantis Acquisition due to the fact that the anticipated profits included in deferred revenues are reflected in the purchase price of the Servantis Acquisition. As a result, the Company did not recognize revenues or profits of approximately $12.7 million with respect to such reduction in deferred revenues in transition fiscal 1996. The write-off of in-process research and development costs, and the nonrecognition of revenues or profits on certain deferred revenues had a material adverse impact on the Company's financial results in 1996. In addition, with the acquisition of ISC the Company expects a substantial in-process research and development write-off in fiscal 1997, which is currently estimated at $120 million.

         Acquisition-Related Risks. In January 1997, the Company consummated the ISC Acquisition which was accounted for as a purchase. While the appraisal for ISC is not yet complete, the Company expects a substantial in-process research and development write-off at the acquisition date, currently estimated at $120 million. In addition, ISC had been incurring operating losses and operating losses are anticipated in 1997. The Company expects it will take 12 to 18 months to integrate ISC's bill payment and home banking operations into the Company's operations. The integration of ISC's operations into the Company's operations will be included in the project to integrate some of the product and service offerings and sales and marketing efforts of Servantis and Security APL into the Company. While the Company believes the integration of ISC, Servantis, Security APL and Checkfree will eventually result in greater operating efficiencies, a significant amount of effort and resources will be needed for the integration effort. The Company does not currently have a detailed estimate of the cost of the integration plan, but the cost could range from $5 to $10 million. There can be no assurance the Company's integration plan will be completed in the expected time frame or that the Company will realize the operational efficiencies projected as a result of the acquisition.

         In the future, the Company may pursue additional acquisitions of complementary service or product lines, technologies or businesses. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's business, operating results and financial condition. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, and the potential loss of key employees of the acquired company. There can be no assurance that some or all of these risks will not arise from the Acquisitions. From time to time, the Company evaluates potential acquisitions of businesses, services, products or technologies. However, the Company has no present commitments or agreements with respect to any material acquisition of other businesses, services, products or technologies. In the event that such an acquisition were to occur, however, there can be no assurance that the Company's business, operating results and financial condition would not be materially adversely affected.

         ISC's Financial Performance. For the past two fiscal years, ISC has been an operations facility for Intuit and the on-line products of other companies. The operations conducted by ISC include electronic banking and bill payment processing services and storage, maintenance and development of multiple on-line connections to other entities (including companies other than Intuit), and telephone support for both customer service and technical support. ISC has experienced significant losses and fluctuations in its operating results and the Company anticipates that losses and fluctuations attributable to ISC's business will continue. ISC has incurred an accumulated deficit of $24.3 million through October 31, 1996. In the years ended July 31, 1995 and 1996 and the three months ended October 31, 1996, ISC incurred net loss of $5.3 million, $13.5 million, and $4.1 million, respectively.

         Since its acquisition by Intuit in July 1994, ISC has funded its business with capital contributions from Intuit and cash generated from operations, and ISC has been heavily dependent upon Intuit for cash funds necessary to offset ISC's operating losses. The Company, along with the cash generated from ISC's operations, will be the source of financing for ISC to continue to fund its operations at its present level and fund anticipated cash needs for working capital, capital expenditures and business expansion for the foreseeable future. While the Company anticipates that its available cash resources and funds from operations will be sufficient to meet these needs for both the short-term and through June 30, 1998, the continued funding of ISC's operations will have a negative effect on the Company's cash and cash equivalents. Moreover, there can be no assurance that ISC's operations will become profitable.

        Intense Competition. Portions of the electronic commerce market are becoming increasingly competitive. The Company faces significant competition in all of its customer markets. In the financial institutions market, the Company's competitors include Visa Interactive and Integrion Financial Network Inc. A number of banks have developed, and others in the future may develop, home banking services in-house. Additionally, Intuit and Microsoft have each individually announced their own alliances with financial institutions to offer on-line home banking and financial services to consumers. Recently, the Company, Intuit, and Microsoft announced that they will work together to provide a unified technical standard called Open Financial Exchange which would make it easier for people using competing systems to more easily exchange financial information over the Internet. There can be no assurance that such unified technical standard will be successful or accepted in the electronic commerce market. In the business market, the Company competes with other credit card and ACH processors. The Federal Reserve's ACH is the national payment clearance system through which any bank can effect debit or credit transactions to any authorized consumer checking account. There are numerous competitors in the business market for credit card processing, including First USA, Inc., NaBanco and Card Establishment Services (divisions of First Data Corporation), and National Processing Company (a division of National City Bank). The Company also faces competition in ACH processing from numerous banks. The financial application software segment also faces significant competition. Portfolio accounting software providers include Advent software, PORTIA, a division of Thomson Financial, and Shaw Data, a Sun Guard Company. The primary portfolio competition is Shaw Data. In products offered to the mortgage services industry, the Company competes with Fiserv, FiTech, EDS, Alltel Financial Information Services, Inc., Computer Power, Inc., Associated Software Consultants, Inc. and Gallagher Financial Systems, Inc. The Company's Imaging/COLD product lines compete with the products of several companies, including International Business Machines Corporation, Optika, Image Integration Corporation and Computron Software, Inc.

         The Company expects competition to increase from both established and emerging companies and that such increased competition will result in price reductions and may result in a reduction of the Company's market share, either or both of which could materially adversely affect the Company's business, operating results and financial condition. The Company announced a new series of services and pricing options in September 1995 in an attempt to appeal to various segments of the Company's markets. One such option is to offer a bill payment service at a lower cost in order to target new users and users who are only interested in the electronic bill payment aspect of the Company's services. Moreover, the Company's current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company, may respond more quickly than the Company to new or emerging technologies or could expand to compete directly against the Company in any or all of its target markets. Accordingly, it is possible that current or potential competitors could rapidly acquire significant market share. Acquisitions and consolidations are taking place in the transaction processing industry, such as the merger between First Data Corp. and First Financial Management Corp. and the acquisition of Litle and Company by First USA, Inc. While the Company believes competition will increase as a result of these mergers and acquisitions, the Company also believes it is well positioned to meet such competition. There can be no assurance, however, that the Company will be able to compete against current or future competitors successfully or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition.

         Today, the Company is the leading provider of electronic payment services to users of personal finance software. The Company believes that as consumer-based on-line interactive and telecommunications services continue to grow, retail-marketed personal financial software will become a less important channel for the Company in acquiring new customers. The Company's strategy is to focus increasingly on its own distribution alliances and direct marketing, including key strategic alliances in the on-line interactive and telecommunications industries. There can be no assurance that the Company's strategy will be successful.

         Management of Growth. The Company is currently experiencing a period of rapid growth which has placed, and could continue to place, a significant strain on its resources. This strain is increased by the Acquisitions. Some of the Company's key employees have not had experience in managing companies larger than the Company. The Company's ability to manage growth successfully will require the Company to continue to improve its operational, management and financial systems and controls as well as expand its work force. A significant increase in the Company's customer base resulting from the Acquisitions will necessitate the hiring of a significant number of additional customer care and technical support personnel as well as computer software developers and technicians, qualified candidates for which, at the present time, are in short supply. In addition, the expansion and adaptation of the Company's computer infrastructure will require substantial operational, management and financial resources. Although the Company believes that its current computer infrastructure is adequate to meet the needs of its customers in the foreseeable future, there can be no assurance that the Company will be able to expand and adapt its computer infrastructure to meet additional demand on a timely basis, at a commercially reasonable cost, or at all. If the Company's management is unable to manage growth effectively, hire needed personnel, expand and adapt its computer infrastructure or improve its operational, management and financial systems and controls, the Company's business, operating results and financial condition could be materially adversely affected.

         Dependence on Strategic Alliances. A principal element of the Company's strategy is the creation and maintenance of strategic alliances that maximize access to potential customers for the Company's electronic commerce services and related products. The Company believes that these alliances enable the Company to offer its services, software and related products to a larger customer base than could be reached through stand-alone marketing efforts. As of the date of this report, the Company has entered into strategic alliances with several companies, including ADP, Block Financial, CyberCash, EDS, Fiserv, FiTech, Premiere, Spyglass and Spry. While the Company believes it has established strong strategic alliances with these partners, the Company's success depends both on the ultimate success of these partners, as well as on the ability of its partners to successfully market the Company's services and related products. Failure of one or more of the Company's key strategic partners to successfully develop and sustain a market for the Company's services and related products could have a material adverse effect on the Company's overall performance. Additionally, failure of the Company's strategic partners to generate new customers would likely lead to increased and more costly direct marketing expenditures by the Company as well as a need to develop new strategic alliances with other parties. Moreover, the Company has traditionally relied on its strategic partners as the cornerstone of its marketing efforts to consumers and financial institutions and, consequently, the Company has only limited experience in the direct marketing of its services to its target markets.

         Although the Company views its alliances as a key factor in its overall business strategy and in the development and commercialization of its services, software and related products, there can be no assurance that its strategic partners view their alliances with the Company as significant for their own businesses or that they will not reassess their commitment to the Company at any time in the future. The Company's strategic alliance agreements generally do not establish minimum performance requirements for the strategic partners but instead rely on the voluntary efforts of the partners in pursuing joint goals. The ability of the Company's strategic partners to incorporate the Company's services, software and related products into successful commercial ventures will depend, in part, on the Company's ability to continue to successfully enhance its existing services, software and products and develop new services and products. The Company's inability to meet such requirements would delay the ongoing development of services, software and products and could result in its strategic partners seeking alternative providers of financial transaction services, software and related products, which would have a material adverse impact on the Company.

         Potential Fluctuations in Quarterly Results; Seasonality. The Company's quarterly results of operations may fluctuate significantly as a result of a number of factors, including costs related to the integration of historical and future business acquisitions, changes in the Company's pricing policies or those of its competitors, relative rates of acquisition of new customers, delays in the introduction of new or enhanced services, software, and related products by the Company or by its competitors or market acceptance of such services, software and related products, other changes in operating expenses, personnel changes and general economic conditions. Moreover, the Company's intention to aggressively promote the acceptance of its electronic commerce services and rapidly expand its customer base may adversely impact the Company's short-term profitability. In addition, the Company's growth in new consumer customers is impacted by certain seasonal factors such as holiday-based personal computer sales. These seasonal factors may impact operating results by concentrating customer acquisition and set-up costs, which may not be immediately offset by revenue increases primarily due to introductory service price discounts. Additionally, online interactive service customers generally tend to be more active users during the non-summer seasons, potentially causing revenue fluctuations during the summer months. Servantis' quarterly operating results have historically been highly seasonal, with sales and earnings generally stronger in the quarters ended December 31 and June 30 of each year and generally weaker in the quarters ended September 30 and March 31 of each year. The seasonality is due, in part, to calendar year-end buying patterns of Servantis' financial institution customers and Servantis' sales compensation structure, which is based on fiscal year (June 30) sales performance. Servantis has historically operated with little or no backlog and has no long-term contracts, and approximately half of its revenues in each quarter result from software licenses issued in that quarter. These seasonal factors will impact the Company's operating results. Fluctuations in operating results could result in volatility in the price of the Common Stock.

         Risk of Product Defects. The software products offered by the Company could contain errors or "bugs" that could adversely affect the performance of the Company's software or services or damage a user's data. In addition, as the Company increases its share of the electronic commerce services market, software reliability and security demands will increase. The Company attempts to limit its potential liability for warranty claims through disclaimers in its software documentation and limitation-of-liability provisions in its license and customer agreements. There can be no assurance that the measures taken by the Company will prove effective in limiting the Company's exposure to warranty claims. Additionally, despite the existence of various security precautions, the Company's computer infrastructure may be also vulnerable to viruses or similar disruptive problems caused by its customers or third parties gaining access to the Company's processing system.

         Rapid Technological Change; Risk of Delays. The Company's success is highly dependent on its ability to develop new and enhanced software, services and related products that meet changing customer requirements. The market for the Company's software, services and related products is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new and enhanced software, service and related product introductions. In addition, the software market is subject to rapid and substantial technological change. The Company, to remain successful, must be responsive to new developments in hardware and semiconductor technology, operating systems, programming technology and computer capabilities. In many instances, the new and enhanced services, products and technologies are in the emerging stages of development and marketing, and are subject to the risks inherent in the development and marketing of new software, services and products. There can be no assurance that the Company can successfully identify new service opportunities and develop and bring new and enhanced software, services and related products to market in a timely manner, that such software, services, products or technologies will develop or will be commercially successful, that the Company will benefit from such developments or that services, products or technologies developed by others will not render the Company's software, services and related products noncompetitive or obsolete. If the Company is unable, for technological or other reasons, to develop and introduce new services and products in a timely manner in response to changing market conditions or customer requirements, or if new or enhanced software, services and related products do not achieve a significant degree of market acceptance, the Company's business, operating results and financial condition would be materially adversely affected.

         Risk of Loss From Returned Transactions, Merchant Fraud or Erroneous Transmissions. The Company utilizes all three principal financial payment clearance systems: the Federal Reserve's ACH for electronic fund transfers; the national credit card systems (e.g., American Express, Discover, MasterCard and Visa) for electronic credit card settlements; and conventional paper check and draft clearing systems for settlement of payments by check or drafts. In its use of these established payment clearance systems, the Company generally bears the same credit risks normally assumed by other users of these systems arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud. In addition, the Company also assumes the risk of merchant fraud and transmission errors when it is unable to have erroneously transmitted funds returned by an unintended recipient. Merchant fraud includes such actions as inputting false sales transactions or false credits. The Company manages all of these risks through its risk management systems, internal controls and system security. The Company also maintains a reserve for such credit risks and has not historically incurred losses in excess of its reserve nor greater than 0.76% of its revenues in any of the past five years. Past reserving experience cannot predict the adequacy of reserves in the future. The Company believes that its risk management and reserving practices are adequate. However, there can be no assurance that the Company's risk management practices or reserves will be sufficient to protect the Company from returned transactions, merchant fraud or erroneous transmissions which could have a material adverse effect on the Company's business, operating results and financial condition.

         Risk of System Failure. The Company's operations are dependent on its ability to protect its computer equipment against damage from fire, earthquake, power loss, telecommunications failure or similar event. All of the Company's computer equipment, including its processing operations, is located at its facilities in Columbus, Ohio, Norcross, Georgia, Chicago, Illinois, Downers Grove, Illinois, Aurora, Illinois, and Austin, Texas. Although the Company is considering moving some of its computer processing equipment to other sites, those measures will not eliminate the significant risk to the Company's operations from a natural disaster or system failure at any one of the sites. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, operating results and financial condition. The Company's property and business interruption insurance may not be adequate to compensate the Company for all losses that may occur.

         Limited Protection of Proprietary Technology; Risk of Third Party Infringement Claims. The Company regards its financial transaction services and related products such as its software as proprietary and relies primarily on a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements, and other intellectual property protection methods to protect its services and related products.

         The Company has been granted a patent for certain features of its electronic bill payment processing system. While the Company believes that the ownership of the patent is a significant factor in its business, its success does not depend only on the ownership of the patent or future patents, but also on the innovative skills, technical competence, quality of service and marketing abilities of its personnel. The Company believes its patent provides a measure of security against competition, and the Company intends to enforce its patent against infringement by third parties. If the Company's patent is found to be invalid, to the extent it has or would in the future serve as a barrier to entry in this marketplace, there may be increased competition in the market. See "RISK FACTORS -- Intense Competition."

         Existing intellectual property laws afford only limited protection, and it may be possible for unauthorized third parties to copy the Company's services and related products or to reverse engineer or obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's competitors will not independently develop services and related products that are substantially equivalent or superior to those of the Company.

         Dependence on Key Personnel; Lack of Employment Agreements. The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, service and related product development and operational personnel, including its Chairman, President, and Chief Executive Officer, Peter J. Kight, and its President of Business Services, Mark A. Johnson. The Company's operations could be affected adversely if, for any reason, either Mr. Kight or Mr. Johnson ceased to be active in the Company's management. The Company maintains proprietary nondisclosure and noncompete agreements with all of its key employees. The Company does not have employment agreements with several of its executive officers, including Mr. Kight and Mr. Johnson. The Company maintains key person life insurance policies on Mr. Kight. The success of the Company depends to a large extent upon its ability to retain and continue to attract highly skilled personnel. Competition for employees in the electronic commerce industry is intense, and there can be no assurance that the Company will be able to attract and retain enough qualified employees. If the business of the Company grows, it may become increasingly difficult to hire, train and assimilate the new employees needed. The Company's inability to retain and attract key employees could have a material adverse effect on the Company's business, operating results and financial condition.

         ACH Access; Termination of MasterCard and Visa Registration. The Federal Reserve rules provide that the Company can only access the Federal Reserve's ACH through a bank. If the Federal Reserve rules were to change to further restrict access to the ACH or limit the Company's ability to provide ACH transaction processing services, the Company's business could be materially adversely affected. To process credit card transactions for merchants and businesses, the Company must register with MasterCard and Visa as an independent service organization through processing banks. MasterCard and Visa permit the Company, as a registered service provider, to provide MasterCard and Visa transaction processing services through processing banks that are members of MasterCard or Visa. The Company's registrations with MasterCard and Visa are renewed annually. There can be no assurance that the Company's registrations with MasterCard and Visa will be renewed or that the current rules of MasterCard and Visa permitting independent service providers to market transaction processing services will remain in effect or that the terms thereof will not be modified in the future. The non-renewal of either registration or any changes in MasterCard or Visa rules that would prevent the registration of the Company or limit its ability to provide MasterCard and Visa transaction processing services would have a material adverse effect on the Company's business, operating results and financial condition.

         Customer Attrition. In the consumer market, the Company had an average annual customer attrition rate of 21% for the twelve months ended December 31, 1996. Such attrition rate is approximately 30% higher than the Company's historical customer attrition experiences. The higher attrition rate has been due primarily to the competition from ISC for bill payment processing for Quicken. Most of the customer attrition occurs within the first few months of a new customer's commencement of use of the services while longer-term customers have significantly lower attrition rates. Nonetheless, there can be no assurance that the Company will not experience higher customer attrition rates in the future. Increased levels of attrition could have a material adverse effect on the Company's business, operating results and financial condition.

         Limited Prior Market; Volatility of Stock Price. Prior to September 28, 1995, there was no public market for the Common Stock. Although the Company is listed on the Nasdaq National Market, there can be no assurance that an active or liquid trading market in the Common Stock will continue. The market price of the Common Stock is subject to significant fluctuations in response to variations in quarterly operating results, the failure of the Company to achieve operating results consistent with securities analysts' projections of the Company's performance, and other factors. The stock market has experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth and developmental stage companies. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies. Factors such as announcements of the introduction of new or enhanced services or related products by the Company or its competitors, announcements of joint development efforts or corporate partnerships in the electronic commerce market, market conditions in the technology, banking, telecommunications and other emerging growth sectors, and rumors relating to the Company or its competitors may have a significant impact on the market price of the Common Stock.

         Control by Principal Stockholders. As of January 27, 1997, the directors, executive officers and principal stockholders of the Company (including Intuit) and their affiliates collectively owned approximately 53.5% of the outstanding the Common Stock. The Selling Stockholders collectively owned approximately 27.9% of the issued and outstanding the Common Stock. As a result, these stockholders will be able to exercise influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying, preventing, or expediting a change in control of the Company.

         Shares Eligible for Future Sale; Possible Adverse Effect on Market Price. As of January 27, 1997, there were 54.2 million shares of the Common Stock outstanding. Of these shares, 14.0 million shares are held by nonaffiliates of the Company and are freely tradeable without restriction or further registration under the Securities Act. The holders of the remaining 40.2 million shares are or will be entitled to resell them only pursuant to a registration statement under the Securities Act (including the Registration Statement for the offering described in this Prospectus) or an applicable exemption from registration thereunder, such as an exemption provided by Rule 144, Rule 145, or Rule 701 under the Securities Act. Additionally, as of December 31, 1996, the Company had outstanding options to purchase approximately
3.5 million shares of the Common Stock at a weighted average exercise price of $6.78, of which options for approximately 1.5 million shares of the Common Stock were exercisable as of December 31, 1996 at a weighted average exercise price of $1.20 per share.

         The 5.7 million shares of the Common Stock issued by the Company to the stockholders of Servantis on February 21, 1996 in connection with the Servantis Acquisition are available for resale, subject in certain cases to the quarterly volume limitations of Rules 144 and 145 under the Securities Act.

         Additionally, the approximately 2.5 million shares of the Common Stock issued by the Company to the stockholders of Security APL on May 9, 1996 in connection with the Security APL Acquisition have been included in the Registration Statement for the offering described in this Prospectus and are available for resale pursuant to a registration rights agreement between the Company and Security APL's stockholders (the "Security APL Registration Rights Agreement"), which grants Security APL's stockholders certain demand registration rights, "piggy-back" registration rights, and shelf registration rights.

         Under the Security APL Registration Rights Agreement, the Company is obligated to, and has filed, a registration statement on Form S-3 for a continuous offering under Rule 415 of the Securities Act (the "Shelf Registration") covering the registration of all shares of the Common Stock issued in the Security APL Acquisition (the "Security APL Shares"). The Company shall effect, as soon as practicable, the effectiveness of the registration of the Security APL Shares and shall continually maintain such effectiveness until February 9, 1998. Each Security APL stockholder's right to offer and sell his or her Security APL Shares under the Shelf Registration is subject to the following limitations: (a) for as long as such Security APL stockholder is entitled to registration rights pursuant to the Security APL Registration Rights Agreement, the amount of the Security APL Shares that may be sold by such Security APL stockholder in each sale of the Security APL Shares, together with all sales of other shares of the Common Stock for the account of such Security APL stockholder within the preceding three months (excluding any sales of the Common Stock by such Security APL stockholder pursuant to the stockholder's demand and piggy-back registration rights), shall not exceed the greater of (i) one percent (1%) of the shares of the Common Stock outstanding as shown by the most recent report or statement published by the Company, or (ii) the average weekly reported volume of trading in the Common

Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the delivery of a notice required below; (b) the stockholders of Security APL holding at least 50% of the initial Security APL Shares shall give the Company written notice of a bona fide intention to sell Security APL Shares at least seven business days in advance of the proposed date of sale, and the Company shall act as soon as practicable to make any necessary filings with the Commission and regulatory bodies as may be necessary to permit the sale of the Security APL Shares; (c) each request to sell the Security APL Shares shall be for such number of shares of the Common Stock having an aggregate sale price of at least $250,000; and (d) each Security APL stockholder shall bear all of his or her respective discounts, commissions or other amounts payable to underwriters or broker-dealers and fees and disbursements of counsel for the Security APL stockholder in connection with sales of the Security APL Shares. If for any reason the shelf registration statement ceases to be effective at any time prior to February 9, 1998, then the Company shall use its best efforts to cause the shelf registration statement (or a new conforming shelf registration statement) to be declared effective by the Commission and remain effective until February 9, 1998.

         In addition, the Security APL Registration Rights Agreement provides that stockholders of Security APL will receive three demand registration rights, the first being exercisable after September 1, 1996. The subsequent demand registration rights will be available no earlier than 180 days after the effectiveness of a previous registration period. The shares of the Common Stock received in the Security APL Acquisition will no longer be registrable after February 9, 1998. During each registration period, the Security APL stockholders who hold in the aggregate more than 50% of the then registrable shares will be able to demand registration of up to 25% of the original number of shares received in the Security APL Acquisition as long as the aggregate price to the public, net any underwriting discounts and commissions, of the registered shares will exceed $5,000,000. In addition to demand registration rights, if at any time or from time to time on or before February 9, 1998, the Company shall determine to register any of its shares, Security APL stockholders will have the opportunity to include their shares in such registration and in any underwriting involved with the registration. These "piggy-back" registration rights are subject to certain limitations, including the right of the Company to exclude shares from an underwritten offering if the managing underwriter determines that market conditions require such limitation. Pursuant to the terms of the Security APL Registration Rights Agreement, all of the shares issued by the Company to the stockholders of Security APL on May 9, 1996 in connection with the Security APL Acquisition are being registered hereunder.

         Further, the 12,600,000 shares of the Common Stock issued by the Company to Intuit in connection with the ISC Acquisition have been included in the Registration Statement for the offering described in this Prospectus and are available for resale pursuant to a registration rights agreement between the Company and Intuit (the "ISC Registration Rights Agreement"), which grants Intuit certain demand registration rights, "piggy-back" registration rights, and shelf registration rights.

         Under the ISC Registration Rights Agreement, the Company is obligated to, and has filed, a registration statement on Form S-3 for a continuous offering under Rule 415 of the Securities Act (the "Shelf Registration") covering the registration of all shares of the Common Stock issued in the ISC Acquisition (the "ISC Shares"). The Company shall effect, as soon as practicable, the effectiveness of the registration of the ISC Shares and shall continually maintain such effectiveness until January 27, 1999. Intuit's right to offer and sell the ISC Shares under the Shelf Registration is subject to the following limitations: (a) for as long as Intuit may be an affiliate of the Company as defined in the Securities Act, the amount of the ISC Shares that may be sold by Intuit in each sale of the ISC Shares, together with all sales of other shares of the Common Stock for the account of Intuit within the preceding three months (excluding any sales of the Common Stock by Intuit pursuant to the demand and piggy-back registration rights), shall not exceed the greater of (i) one percent (1%) of the shares of the Common Stock outstanding as shown by the most recent report or statement published by the Company, or (ii) the average weekly reported volume of trading in the Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the delivery of notice required below; (b) Intuit shall give the Company written notice of its bona fide intention to sell the ISC Shares at least seven business days in advance of the proposed date of sale, and the Company shall act as soon as practicable to make any necessary filings with the Commission and regulatory bodies as may be necessary to permit the sale of the ISC Shares; (c) each request to sell the ISC Shares shall be for such number of shares of the Common Stock having an aggregate sale price of at least $250,000; and (d) Intuit shall bear all discounts, commissions or other amounts payable to underwriters or broker-dealers and fees and disbursements of counsel for Intuit in connection with sales of the ISC Shares. All other expenses incurred in connection with a sale of the ISC Shares, including, without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company shall be borne by the Company. If for any reason the shelf registration statement ceases to be effective at any time prior to January 27, 1999, then the Company shall use its best efforts to cause the shelf registration statement (or a new conforming shelf registration statement) to be declared effective by the Commission and remain effective until January 27, 1999.

         In addition, under the ISC Registration Rights Agreement, Intuit may make one such demand for registration per calendar year commencing in 1997. The minimum number of shares of the Common Stock requested by Intuit to be registered in each such demand registration is 20% of the shares issued to Intuit in the ISC Acquisition; provided, however, that the first such request may be for a lesser number of shares as would reduce Intuit's ownership of the Common Stock to less than 20% of the total Common Stock outstanding. If Intuit utilizes the demand registration rights, Intuit shall bear the expense of all discounts, commissions or other amounts payable to underwriters or brokers, if any, with respect to sales by Intuit in connection with such offering, as well as Intuit's pro-rata share of one-half of all other expenses incurred in connection with the registration, including without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and for Intuit. The Company is not obligated to act on a demand under the ISC Registration Rights
Agreement: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; (ii) if within ten (10) days of the receipt of a registration request, the Company gives written notice to Intuit of the Company's intention to file a registration statement for the sale of securities by the Company (other than for a Rule 145 transaction or an employee benefit plan) within 30 days of such request, in which event, (x) Intuit may exercise its piggyback registration rights (as described below), (y) the Company shall employ all reasonable efforts to cause its registration statement to become effective, and (z) if the Company abandons its registration statement, the Company shall renew its best efforts to register the securities that were the subject of Intuit's demand;
(iii) during the period starting with the filing of and ending ninety (90) days immediately following the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); (iv) the Company furnishes Intuit a certificate stating that in the good faith judgment of the Company's Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, in which case the Company's obligation to register Intuit's shares of the Common Stock shall be deferred for up to one hundred and twenty (120) days from the date of receipt of the written request from Intuit (only applicable after March 1, 1997); or (v) less than one hundred and eighty
(180) days shall have expired from the effectiveness of a previous registration under the ISC Registration Rights Agreement pursuant to a demand registration or pursuant to a piggyback registration where Intuit had the opportunity to include at least the lesser of (a) five percent of the ISC Shares issued to Intuit in the ISC Acquisition, or (b) all shares of Common Stock then owned by Intuit.

         Additionally, under the ISC Registration Rights Agreement, the Company is required to notify Intuit at least twenty (20) days prior to filing a registration statement under the Securities Act for purposes of effecting a public offering of the Company's securities and Intuit may register its shares of the Common Stock issued in the ISC Acquisition under such registration statement in certain instances. If Intuit is given the opportunity to include the lesser of 5% of the shares issued to it in the ISC Acquisition or all its shares issued in the ISC Acquisition then owned by Intuit in such a registration statement, then Intuit may not make a demand for registration for one hundred and eighty (180) days after the earlier of the termination of such offering or the effectiveness of such registration statement. If Intuit exercises its piggyback registration rights, Intuit shall bear the cost of all discounts, commissions or other amounts payable to underwriters or broker-dealers and fees and disbursements of counsel for Intuit with respect to sales by Intuit in connection with such offering. All other expenses incurred in connection with a piggyback registration, including without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

         The Company's obligations to register the Common Stock issued to Intuit in the ISC Acquisition will expire (i) when all such shares have been registered and sold by Intuit or (ii) after the fifth anniversary of the Effective Time of the ISC Acquisition; provided, that if the Company exercises its right to defer a demand registration requested by Intuit, then the date for expiration of the ISC Registration Rights Agreement will be extended by one year for each time the Company exercises the deferral right. It is Intuit's stated intention, as soon as reasonably practicable following effectiveness of the ISC Acquisition, to reduce its beneficial ownership interest in the Common Stock to less than twenty percent (20%) of the outstanding Common Stock through sales of the shares of the Common Stock issued in the ISC Acquisition. Such sales may be made through open market sales in accordance with Rule 144 under the Securities Act, by the exercise of registration rights granted to Intuit in connection with the ISC Acquisition, pursuant to the offerings contemplated by this Prospectus and the associated Registration Statement, through private sales or otherwise.

         Sales of substantial amounts of the Common Stock in the public market or the prospect of such sales could adversely affect the market price of the Common Stock.

         Anti-Takeover Provisions; Certain Provisions of Delaware Law; Certificate of Incorporation and By-Laws. Certain provisions of Delaware law and the Company's Certificate of Incorporation and By-Laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Such classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for the Company. Certain provisions of Delaware law and the Company's Certificate of Incorporation allow the Company to issue preferred stock with rights senior to those of the Common Stock without any further vote or action by the stockholders. The issuance of shares of preferred stock, $.01 par value, of the Company could decrease the amount of earnings and assets available for distribution to the holders of the Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

         Government Regulation. Management believes that the Company is not required to be licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board, or other federal or state agencies that regulate or monitor banks or other types of providers of electronic commerce services. There can be no assurance that a federal or state agency will not attempt to regulate providers of electronic commerce services such as the Company which could impede the Company's ability to do business in the regulator's jurisdiction. In addition, through its processing agreements, the Company agrees to comply with the data, recordkeeping, processing and other requirements of applicable federal and state laws and regulations, Federal Reserve Bank operating letters and the National Automated Clearing House Association Operating Rules imposed on the Company's processing banks. In conducting various aspects of its business, the Company is subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and is also subject to the electronic funds transfer rules embodied in Regulation E, promulgated by the Federal Reserve Board. Given the expansion of the electronic commerce market, it is possible that the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting users other than consumers. Because of growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and it is possible that Congress or individual states could enact laws regulating the electronic commerce market. If enacted, such laws, rules and regulations could be imposed on the Company's business and industry and could have a material adverse effect on the Company's business, operating results and financial condition.

         Future Capital Needs; Uncertainty of Additional Financing. The Company currently anticipates that its available cash resources and funds from operations will be sufficient to meet its presently anticipated and its projected working capital and capital expenditure requirements both for the short-term and through at least June 30, 1998. However, unforeseen capital expenditures required by ISC or substantial operating losses incurred by ISC could require the Company to raise additional funds sooner. The Company may need to raise additional funds through public or private debt or equity financings in order to take advantage of unanticipated opportunities, including more rapid expansion or acquisitions of complementary businesses or technologies, or to develop new or enhanced services and related products or otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of the then current stockholders of the Company will be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of unanticipated opportunities, develop new or enhanced services and related products, fund then existing operations, or otherwise respond to unanticipated competitive pressures and the Company's business, operating results and financial condition could be materially adversely affected. See "RISK FACTORS -- ISC's Financial Performance."


                                 USE OF PROCEEDS

         The proceeds from the sale of the Shares offered hereby are solely for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.


                              SELLING STOCKHOLDERS

         The Selling Stockholders have advised the Company that each of them is the beneficial owner (within the meaning of such term in Rule 13d-3 promulgated under the Exchange Act) of their respective Shares being offered hereby.

         As of the date of this Prospectus, Intuit beneficially owns 12,600,000 shares of Common Stock (approximately 23.2% of the Common Stock outstanding on January 27, 1997). Assuming Intuit sells all 12,600,000 shares of Common Stock offered hereby, Intuit will no longer beneficially own any shares of Common Stock. Pursuant to the terms of the ISC Acquisition, 11,340,000 shares of Common Stock were issued to Intuit on January 27, 1997 and 1,260,000 shares of Common Stock (the "Escrow Shares") are held in escrow pursuant to an Escrow Agreement between the Company, Intuit and a third-party escrow agent (the "Escrow Agreement"). The Escrow Shares will be released from escrow and delivered to Intuit on January 27, 1998, subject to the terms of the Escrow Agreement.

         As of the date of this Prospectus, the former stockholders of Security APL, Inc. beneficially own collectively 2,529,183 shares of Common Stock (approximately 4.7% of the Common Stock outstanding on January 27, 1997). Assuming the former stockholders of Security APL, Inc. collectively sell all 2,529,183 shares of Common Stock offered hereby, the former stockholders of Security APL, Inc. will no longer own beneficially any shares of Common Stock.

         Pursuant to the terms of the ISC Registration Rights Agreement and the Security APL Registration Rights Agreement, the Company agreed to file and use its best efforts to cause to be declared effective the Registration Statement of which this Prospectus is a part. The Company also agreed to use its best efforts to keep the Registration Statement effective until January 27, 1999 under the ISC Registration Rights Agreement and until February 9, 1998 under the Security APL Registration Rights Agreement. If for any reason the Shelf Registration ceases to be effective at any time prior to January 27, 1999, then the Company shall use its best efforts to cause the Shelf Registration (or a new conforming shelf registration statement) to be declared effective by the Commission and remain effective until January 27, 1999.

         Under the ISC Registration Rights Agreement, Intuit's right to offer and sell the ISC Shares under the Shelf Registration is subject to the following limitations: (a) for as long as Intuit may be an affiliate of the Company as defined in the Securities Act, the amount of the ISC Shares that may be sold by Intuit in each sale of the ISC Shares, together with all sales of other shares of the Common Stock for the account of Intuit within the preceding three months (excluding any sales of the Common Stock by Intuit pursuant to the demand and piggy-back registration rights), shall not exceed the greater of (i) one percent (1%) of the shares of the Common Stock outstanding as shown by the most recent report or statement published by the Company, or (ii) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the delivery of notice required below; (b) Intuit shall give the Company written notice of its bona fide intention to sell the ISC Shares at least seven business days in advance of the proposed date of sale, and the Company shall act as soon as practicable to make any necessary filings with the Commission and regulatory bodies as may be necessary to permit the sale of the ISC Shares; and (c) each request to sell the ISC Shares shall be for such number of shares of the Common Stock having an aggregate sale price of at least $250,000.

         Under the Security APL Registration Rights Agreement, each Security APL stockholder's right to offer and sell his or her Security APL Shares under the Shelf Registration is subject to the following limitations: (a) for as long as such Security APL stockholder is entitled to registration rights pursuant to the Security APL Registration Rights Agreement, the amount of the Security APL Shares that may be sold by such Security APL stockholder in each sale of the Security APL Shares, together with all sales of other shares of the Common Stock for the account of such Security APL stockholder within the preceding three months (excluding any sales of the Common Stock by such Security APL stockholder pursuant to the demand and piggy-back registration rights), shall not exceed the greater of (i) one percent (1%) of the shares of the Common Stock outstanding as shown by the most recent report or statement published by the Company, or (ii) the average weekly reported volume of trading in the Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the delivery of notice required below; (b) the stockholders of Security APL holding at least 50% of the initial Security APL Shares shall give the Company written notice of its bona fide intention to sell their Security APL Shares at least seven business days in advance of the proposed date of sale, and the Company shall act as soon as practicable to make any necessary filings with the Commission and regulatory bodies as may be necessary to permit the sale of the Security APL Shares; (c) each request to sell the Security APL Shares shall be for such number of shares of the Common Stock having an aggregate sale price of at least $250,000.

         The Company has agreed to pay its expenses of registering the Shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses, and certain legal and accounting fees. Each of the Selling Stockholders will bear their pro rata share of all discounts, commissions, or other amounts payable to underwriters, broker-dealers, or agents as well as fees and disbursements for legal counsel retained by any such Selling Stockholders.

                              PLAN OF DISTRIBUTION

         The Shares covered hereby may be offered and sold from time to time by the Selling Stockholders or by pledgees, donees, transferees, and other successors in interest. The Selling Stockholders will act independently, subject to the limitations set forth in the Security APL Registration Rights Agreement and the ISC Registration Rights Agreement, of the Company in making decisions with respect to the timing, manner, and size of each sale. To the Company's knowledge, no Selling Stockholder has entered into any agreement, arrangement, or understanding with any particular brokers or market makers that will participate in the offering.

         The Selling Stockholders may sell Shares in any of the following transactions: (i) through broker-dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions in the over-the-counter market, in the Nasdaq National Market, or in privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         In connection with the distribution of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell shares short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholders may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         Underwriters, broker-dealers, or agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Stockholders in amounts to be negotiated in connection with each sale of the Shares. Such underwriters, broker-dealers, or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profit on the sale of the Shares by them and any commissions, discounts, or concessions received by any such underwriters, broker-dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At the time a particular offer is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the aggregate number of Shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers, or agents, any commissions, discounts, or concessions and other items constituting compensation from the Selling Stockholders and any commissions, discounts, or concessions allowed or repaid to broker-dealers.

         Certain of the underwriters, broker-dealers, agents, or Selling Stockholders may have other business relationships with the Company and its affiliates in the ordinary course of business.

         The Company and Intuit, as well as the Company and the Security APL stockholders, have agreed, respectively, to indemnify each other and certain other related parties for certain liabilities in connection with the registration of the Shares offered hereby.


                                     EXPERTS

         The consolidated financial statements of the Company as of June 30, 1996 and December 31, 1995 and 1994, and for the six months ended June 30, 1996 and each of the three years in the period ended December 31, 1995 and the related financial statement schedule incorporated in this Prospectus from the Company's Transition Report on Form 10-K/A No. 1 for the six months ended June 30, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of ISC at July 31, 1996 and 1995 and for each of the two years in the period ended July 31, 1996 included in (a) the Company's Proxy Statement for the Special Meeting of Stockholders held on January 27, 1997, and (b) the Company's Current Report on Form 8-K dated January 27, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL OPINION

         The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Porter, Wright, Morris & Arthur, Columbus, Ohio. Partners of Porter, Wright, Morris & Arthur who participated in the preparation of this Prospectus beneficially own an aggregate of 35,814 shares of Common Stock consisting of a combination of stock and options exercisable within 60 days after the date of this Prospectus.

--------------------------------------------------------------------------------


NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER, DEALER, OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.






                           ---------------------------





                TABLE OF CONTENTS

                                             PAGE
                                             ----

Available Information.....................    2
Information Incorporated By Reference.....    2
Summary...................................    3
Risk Factors..............................    6
Use of Proceeds...........................   15
Selling Stockholders......................   15
Plan of Distribution......................   17
Experts  .................................   17
Legal Matters.............................   18




--------------------------------------------------------------------------------



                                15,129,183 SHARES



                              CHECKFREE CORPORATION


                                  COMMON STOCK




                           ---------------------------


                                   PROSPECTUS

                           ---------------------------









                               February 3, 1997




-------------------------------------------------------------------------------